Exhibit 99.1

NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Reports
Fourth Quarter 2015 Results

VERNAL, UT, March 11, 2016 — Superior Drilling Products, Inc. (NYSE MKT: SDPI) (“SDP” or the “Company”), a provider of drilling products for the oil, natural gas and mining services industries, today reported financial results for the fourth quarter and full year ended December 31, 2015.

Troy Meier, Chairman and CEO of Superior Drilling Products, noted, "Our tools continue to gain acceptance even as the market persistently presents headwinds. Our customers recognize the significant benefits SDP's tools provide which include drilling efficiency, cost savings and productivity. We are also building relationships with large oilfield service and rental tool companies that have highly skilled and well connected sales teams. Preparing the sales teams will require training and field support in order to gain traction on the ground. We are confident that as we move through 2016 and beyond, this expansion of our market reach will more rapidly advance our market penetration.”

Fourth Quarter 2015 Highlights

•	The Company had 155 tool runs in the quarter, which were primarily the Drill N Ream® and the recently introduced StriderTM. The total number of tool runs declined 10% from 173 in the trailing third quarter. Notably, the decline in the total number of tool runs from the trailing third quarter was less than the drilling rig count decline of 13%, demonstrating growing market penetration.

•	The reduction of director, executive officer and managerial salaries of approximately $300 thousand contributed to lower SG&A in the fourth quarter.

•	The quarter included a $125 thousand inventory valuation reserve for OrBit and a $7.80 million goodwill impairment charge.

•	Adjusted EBITDA[1], a non-GAAP financial measure, increased to $256 thousand, from $62 thousand in the trailing third quarter, despite lower sales.

Fourth Quarter 2015 Revenue Review

Revenue for the quarter was $2.73 million, down $3.36 million, or 55%, from the fourth quarter of 2014, while the quarterly average rig count declined 61%. Contract services revenue, which is primarily the refurbishment of drill bits for the Company's largest exclusive customer, was down $2.06 million, or 68%, as a result of the higher rate of decline of drill rigs in the Company’s contracted area, as well as reduced outsourced overflow work. Tool revenue from the sale, rental and repair of the Company’s drilling tools, which include the Drill N Ream, the Strider and SDP’s other tool offerings, was $1.76 million, down $1.30 million, or 42%, which is less than the rate of the rig count decline.

When compared with the trailing third quarter, revenue decreased $286 thousand, or 10%. Contract services revenue was down approximately 5%, or $56 thousand, to $972 thousand, while tool revenue was down $230 thousand, or 12%.

The Company had a monthly average of 52 tool runs in the fourth quarter compared with 66 monthly average tool runs in the fourth quarter of 2014 and 58 monthly average tool runs in the trailing third quarter. Average revenue per run was $9,200, which was down from $14,600 in the prior-year period due to pricing pressure and basin diversification, which results in varying lateral lengths from quarter to quarter. Compared with the trailing third quarter, average revenue per tool run was down only $400.

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Superior Drilling Products, Inc. Reports Fourth Quarter 2015 Results
March 11, 2016

Fourth Quarter 2015 Operating Results

Cost of revenue was $1.59 million, down from $2.61 million in the prior-year period. As a percent of sales, cost of revenue was 58% compared with 43% in the prior-year period. Included in cost of sales was an inventory valuation reserve of $125 thousand for the OrBit completion drill bit. Excluding this charge, cost of revenue was $1.47 million, or 54% of sales. Higher cost of revenue as a percent of sales, excluding the valuation reserve, was from lower absorption of fixed costs, pricing pressure and tool fleet build-out, primarily for the Strider. Compared with the trailing third quarter, excluding the valuation reserve, cost of revenue was down slightly.

Selling, general and administrative expense, including research and engineering (SG&A) were $1.31 million, down by $1.07 million, or 45%, from the prior-year period. At the end of 2015, there were 66 employees down from 95 at the end of 2014. In addition, $300 thousand in director, executive and managerial salary reductions, and many other cost saving measures, were implemented to offset the impact of lower oilfield activity and reduced demand for drilling tools. Compared with the trailing third quarter, SG&A was down $560 thousand, or 30%.

Depreciation and amortization (D&A) increased slightly to $1.29 million, up from $1.11 million in the prior-year period and from $1.22 million in the trailing third quarter. Higher D&A was mostly due to the Company’s build-out of its fleet of Strider tools.

Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization and non-cash stock compensation expense, was $257 thousand in the fourth quarter, down from $1.31 million in the prior-year period, but improved over $62 thousand in the trailing third quarter. The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. See the attached tables for important disclosures regarding SDP’s use of adjusted EBITDA, as well as a reconciliation of net income to adjusted EBITDA.

Net loss was $9.24 million, or a $0.53 loss per share, in the fourth quarter of 2015, compared with a net loss of $150 thousand, or a $0.01 loss per share, in the prior-year period and $1.94 million, or a $0.11 loss per share, in the trailing third quarter of 2015. On an adjusted basis, a non-GAAP measure, net loss was $581 thousand, or $0.03 loss per share, in the 2015 fourth quarter. This compares with adjusted net income of $319 thousand, or $0.02 per diluted share, for the prior-year period. Adjusted net loss for the 2015 fourth quarter improved by $689 thousand, or $0.04 per share, over the trailing third quarter. Adjusted net loss for the fourth quarter of 2015 excludes a goodwill impairment charge of $7.80 million, intangible asset amortization expense of $612 thousand, a $125 thousand inventory valuation reserve charge related to the OrBit product line and a $117 thousand non-recurring prior-period adjustment. See attached tables for a reconciliation of GAAP net loss to adjusted net loss.

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Superior Drilling Products, Inc. Reports Fourth Quarter 2015 Results
March 11, 2016

Full Year 2015 Review

Revenue for 2015 was $12.71 million, down $7.33 million, or 37%, from $20.04 million in 2014. Tool revenue of $7.76 million was up $1.16 million, or 18%, which mostly offset the $8.49 million, or 63%, decline in contract services revenue.

Cost of revenue was $6.62 million, down $398 thousand from the prior-year period. SG&A expense of $7.01 million was down by $1.09 million from 2014, as the Company’s cost reduction activities throughout the year in response to the downturn in oilfield service activity more than offset the full year of public-company related expenses.

Adjusted EBITDA for 2015 was $59 thousand, reflecting the downturn in drilling activity due to changes in the market price of oil. The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. See the attached tables for important disclosures regarding SDP’s use of adjusted EBITDA, as well as a reconciliation of net income to adjusted EBITDA.

Net loss was $14.46 million in 2015 compared with a net loss of $621 thousand in 2014. Adjusted net loss was $3.93 million compared with adjusted net income of $2.32 million in 2014. Adjusted net loss for 2015 excludes a goodwill impairment charge of $7.80 million, $2.45 million of intangible asset amortization, a $125 thousand inventory asset valuation allowance related to the OrBit product line, a $92 thousand loss on the sale of assets and $55,000 of employee severance. See attached tables for a reconciliation of GAAP net loss to adjusted net loss.

Balance Sheet Update

Cash provided by operations in the fourth quarter was $48 thousand. Cash on hand at December 31, 2015 was $1.30 million.

The Company recorded a $7.80 million impairment of goodwill related to the 2014 acquisition of Hard Rock Solutions, LLC.

Total debt as of December 31, 2015 was $20.25 million. Debt, net of cash, was $18.95 million, unchanged from September 30, 2015.

On March 8, 2016, subsequent to the end of the year, SDP announced that it completed a $3 million credit facility, which is comprised of a two-year, $2.5 million revolving credit facility allowing up to an 85% advance on eligible accounts receivable, and a $0.5 million asset-based term loan amortized over five years. A total of $1.0 million was drawn on the loan at the time of execution.

Chris Cashion, Chief Financial Officer of SDP, noted, “With this new credit facility, we have greater flexibility to support expanding working capital requirements. We plan to ramp up our production to meet an expected increase in demand for the Strider because of the recently announced agreement with a major oilfield services company to offer our tool to their customers. Nonetheless, we will consider additional strategies to ensure we have the capital needed to grow the business to include renegotiating our long-term debt to obtain better terms."

Capital expenditures were $383 thousand and $1.28 million for the fourth quarter and full year of 2015, respectively. Capital expenditures in 2016 are expected to be approximately $1.5 million, primarily weighted toward the second half of the year.

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Superior Drilling Products, Inc. Reports Fourth Quarter 2015 Results
March 11, 2016

Outlook

Mr. Meier concluded, "In January, we executed the first of what we believe could be several distribution agreements to broaden the market reach of our tools. While it will take some time for the communication, training, adoption and deployment of a new tool by our strategic partners, we are encouraged with the initial response we have received and their acknowledgement of their need for the Strider."

Webcast and Conference Call

The Company will host a conference call and live webcast today at 11:00 am CT (12:00 pm ET) to provide a strategic update and outlook as well as review the operating results for its fourth quarter 2015. The discussion will be accompanied by a slide presentation that will be made available immediately prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored on Superior Drilling Products’ website at www.sdpi.com/events.

To listen to the archived call, dial (858) 384-5517 and enter replay number 13628060. A telephonic replay will be available from approximately 2:00 pm CT (3:00 pm ET) on the day of the call through Friday, March 18, 2016. A transcript of the call will be available for download from the SDP website once available.

About Superior Drilling Products, Inc.
Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs, sells and rents drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patent-pending StriderTM Drill String Oscillation System. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. SDP operates a state-of-the-art drill tool fabrication facility, manufacturing for its customer’s custom products and solutions for the drilling industry. The Company’s strategy is to leverage its technological expertise in drill tool technology and innovative, precision machining to broaden its drill tool technology offerings for rent or sale, while operating an effective sales and logistics infrastructure through which it can provide proprietary tools to exploration and production companies, oilfield services companies and rental tool companies.

Additional information about the Company can be found at its website: www.sdpi.com.

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Superior Drilling Products, Inc. Reports Fourth Quarter 2015 Results
March 11, 2016

Safe Harbor Regarding Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of the safe harbor provisions, 15 U.S.C. § 78u-5, of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan", and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the current beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by the Company in this news release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For more information, contact investor relations:
Deborah K. Pawlowski / Garett K. Gough
Kei Advisors LLC
(716) 843-3908 / (716) 846-1352
dpawlowski@keiadvisors.com / ggough@keiadvisors.com

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Superior Drilling Products, Inc. Reports Fourth Quarter 2015 Results
March 11, 2016

Superior Drilling Products, Inc.

Consolidated Statements of Operations
(unaudited)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2015	2014	2015	2014

Revenue	$2,732,663	$6,087,012	$12,706,372	$20,036,895

Operating costs and expenses
Cost of revenue	1,592,309	2,614,305	6,618,330	7,015,722
Selling, general & administrative	1,307,222	2,377,988	7,013,653	8,103,166
Depreciation & amortization	1,292,520	1,107,040	4,818,548	3,240,445
Impairment of goodwill	7,802,903	-	7,802,903	-
Total operating expenses	11,994,954	6,099,333	26,253,434	18,359,333

Operating (loss) income	(9,262,291)	(12,321)	(13,547,062)	1,677,562
Operating margin	-338.9%	-0.2%	-106.6%	8.4%

Other income (expense)

Interest income	74,046	75,001	293,932	173,315
Interest expense	(359,612)	(616,133)	(1,822,636)	(2,279,597)
Other income	54,475	94,722	240,286	380,723
Gain (loss) on sale of assets	710	230,889	(92,378)	(53,287)
Change in guaranteed debt	-	-	-	(45,834)
Total other expense	(230,381)	(215,521)	(1,380,796)	(1,824,680)

Loss before income taxes	(9,492,672)	(227,842)	(14,927,858)	(147,118)
Income tax (benefit) expense	(256,189)	(77,944)	(472,279)	474,279

Net loss	$(9,236,483)	$(149,898)	$(14,455,579)	$(621,397)

Basic loss per common share	$(0.53)	$(0.01)	$(0.83)	$(0.04)
Basic weighted average common shares outstanding	17,434,922	17,291,646	17,347,306	13,831,259
Diluted loss per common share	$(0.53)	$(0.01)	$(0.83)	$(0.04)
Diluted weighted average common shares outstanding	17,434,922	17,291,646	17,347,306	13,831,259

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Superior Drilling Products, Inc. Reports Fourth Quarter 2015 Results
March 11, 2016

Superior Drilling Products, Inc.

Consolidated Balance Sheet
(unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Current assets
Cash	$1,297,002	$5,792,388
Accounts receivable	1,861,002	4,403,001
Prepaid expenses	179,450	163,934
Inventory	1,410,794	1,219,079
Current deferred tax asset	-	271,298
Other current assets	-	45,000
Total current assets	4,748,248	11,894,700
Property, plant and equipment, net	14,655,502	15,963,629
Intangible assets, net	11,026,111	13,472,778
Goodwill	-	7,802,903
Note receivable	8,296,717	8,296,717
Other assets	28,321	112,606
Total assets	38,754,899	57,543,333
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	638,593	893,376
Accrued expenses	809,765	1,967,091
Income tax payable	2,000	1,000
Current portion of capital lease obligation	332,185	292,979
Current portion of related party debt obligation	555,393	492,452
Current portion of long-term debt	2,636,241	10,720,243
Total current liabilities	4,974,177	14,367,141
Other long-term liability	880,032	-
Deferred tax liability	-	744,577
Capital lease obligation, less current portion	246,090	578,273
Related party debt, less current portion	271,190	1,117,820
Long-term debt, less current portion	16,208,699	10,669,311
Total liabilities	22,580,188	27,477,122
Commitments and contingencies
Stockholders' equity
Common stock - $0.001 par value; 100,000,000 shares authorized; 17,459,605 and 17,291,646 shares issued and outstanding	17,460	17,292
Additional paid-in-capital	31,379,520	30,815,609
Retained deficit	(15,222,269)	(766,690)
Total stockholders' equity	16,174,711	30,066,211
Total liabilities and stockholders' equity	$38,754,899	$57,543,333

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Superior Drilling Products, Inc. Reports Fourth Quarter 2015 Results
March 11, 2016

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows
(unaudited)

	For the Year Ended
	December 31,
	2015	2014
Cash Flows From Operating Activities
Net loss	$(14,455,579)	$(621,397)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	4,818,548	3,240,445
Amortization of debt discount	567,187	767,975
Deferred tax (benefit) expense	(473,279)	473,279
Share-based compensation expense	564,079	44,490
Impairment of goodwill	7,802,903	-
Change in guaranteed debt	-	45,837
Loss on disposition of assets	92,378	53,287
Non-cash items	(224,587)
Changes in operating assets and liabilities:
Accounts receivable	2,541,999	(1,424,335)
Inventory	(191,715)	(483,651)
Prepaid expenses and other current assets	29,484	43,634
Other assets	84,285	90,481
Accounts payable and accrued expenses	(531,076)	2,137,939
Net Cash Provided by Operating Activities	624,627	4,367,984

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(1,284,782)	(3,730,882)
Procedes from sale of fixed assets	62,000	1,648,075
Note receivable to Tronco	-	(8,296,717)
Purchase of Hard Rock assets	-	(12,500,000)
Net Cash Used in Investing Activities	(1,222,782)	(22,879,524)

Cash Flows From Financing Activities
Principal payments on debt	(3,159,100)	(3,527,830)
Principal payments on capital lease obligations	(292,977)	(258,234)
Principal payments on related party debt	(492,452)	-
Proceeds received from borrowings on debt	47,299	2,000,000
Proceeds received from issuance of common stock	-	31,050,000
Initial Public Offering costs	-	(3,578,865)
Capital distributions	-	(1,392,399)
Net cash (used in) provided by financing activities	(3,897,230)	24,292,672

Net (decrease) increase in cash	(4,495,385)	5,781,132
Cash at Beginning of Period	5,792,388	11,256
Cash at End of Period	$1,297,003	$5,792,388

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Superior Drilling Products, Inc. Reports Fourth Quarter 2015 Results
March 11, 2016

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation
(unaudited)

	Three Months Ended			Year Ended December 31,

	December 31,	December 31,	September 30,
	2015	2014	2015	2015	2014

GAAP net loss	$(9,236,483)	$(149,898)	$(1,940,313)	$(14,455,579)	$(621,397)
Add back:
Impairment of goodwill	7,802,903	-	-	7,802,903	-
Depreciation and amortization	1,292,520	1,107,040	1,220,548	4,818,548	3,240,445
Interest expense, net	285,566	541,132	348,023	1,528,704	2,106,282
Stock-based compensation	127,427	44,490	331,496	564,079	44,490
Inventory valuation reserve	124,872	-	-	124,872
Non-recurring expenses	117,000	77,576	-	-	383,664
(Gain) loss on sale of assets	(710)	(230,889)	10,202	92,378	53,287
Income tax (benefit) expense	(256,189)	(77,944)	47,223	(472,279)	474,279
Employee severance	-	-	45,000	55,000	-

Non-GAAP Adjusted EBITDA(1)	$256,906	$1,311,507	$62,179	$58,626	$5,681,050

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

Superior Drilling Products, Inc.

GAAP Net Loss to Non-GAAP Adjusted Net Income (Loss) Reconciliation
(unaudited)

	Three Months Ended						Year Ended December 31,
	December 31, 2015		September 30, 2015		December 31, 2014		2015		2014
	$	per diluted share	$	per diluted share	$	per diluted share	$	per diluted share	$	per diluted share
GAAP net loss	$(9,236,483)	$(0.53)	$(1,940,313)	$(0.11)	$(149,898)	$(0.01)	$(14,455,579)	$(0.83)	$(621,397)	$(0.04)
Add back:
Impairment of goodwill	7,802,903	0.45	-	-	-	-	7,802,903	0.45	-	-
Intangible amortization	611,667	0.03	611,667	0.04	622,000	0.03	2,446,667	0.14	1,427,222	0.10
Inventory valuation reserve	124,872	0.01	-	-	-	-	124,872	0.01	-	-
Non-recurring expenses	117,000	0.01	-	-	77,576	-	-	-	383,664	0.03
(Gain) loss on sale of assets	(710)	-	10,202	-	(230,889)	(0.01)	92,378	-	53,287	-
Employee severance	-	-	45,000	-	-	-	55,000	-	-	-
Deferred tax expense	-	-	-	-	-	-	-	-	1,078,045	0.08

Non-GAAP adjusted net income (loss)	$(580,751)	$(0.03)	$(1,273,444)	$(0.07)	$318,789	$0.02	$(3,933,759)	$(0.23)	$2,320,821	$0.17

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